KNOW-HOW LIZENZVERTRAG

abgeschlossen zwischen

a)	der HIGHVOLT Prüftechnik Dresden GmbH, Marie-Curie-Straße 10, D-01139 Dresden (nachfolgend kurz HV genannt), vertreten durch ihren Geschäftsführer, und

b)	der Trench Austria GmbH, Paschinger Straße 49, A-4060 Linz-Leonding (nachfolgend kurz TA genannt), vertreten durch ihren Geschäftsführer wie folgt:

Abschnitt 1 Vorbemerkungen

HV hat im Juni 1998 von der Siemens AG Deutschland deren Geschäft über Resonanzdrosselspulen zu Prüfzwecken und Erdschlusslöschspulen (letztere werden nachfolgend kurz als E-Spulen bezeichnet), einschließlich der Siemens-Tauchkernspulen-Konstruktionen nachfolgend Siemens-Konstruktion genannt) und der damit verbundenen Fertigungstechnologie, übernommen und betreibt seitdem Entwicklung, Konstruktion, Produktion, Vertrieb und Service auf eigene Rechnung. Zwischenzeitlich wurde die Siemens-Konstruktion von HV weiterentwickelt ( diese nachfolgend HV-Konstruktion genannt), die ebenso wie die Übernahme des ursprünglichen Geschäftes teilweise mit öffentlichen Fördermitteln unterstützt, aber hinsichtlich der Weiterentwicklung erst geringfügig vermarktet wurde. Weiters besteht ein bereits abgewickelter Lizenzvertrag der HV mit der Firma ELCO, Israel, vom

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September 1995 mit Nachtrag vom Februar 2000, dem zufolge für HV allerdings noch die grundsätzliche Verpflichtung besteht, auf Anfrage von ELCO bei neuen Ausschreibungen der Israel Electric Corporation einer typenbezogenen Optionsausübung durch ELCO nachzukommen. Die diesbezügliche Lieferverpflichtung durch HV bezieht sich nur auf den Kern und das Rückschlussjoch für Tauchkernspulen bestimmter definierter Bauleistungen.

Die Maschinenfabrik Reinhausen GmbH, Falkensteinstraße 8, D-93059 Regensburg, ist seit November 2002 Alleingesellschafterin der HV. Im Zuge der strategischen Neuausrichtung sollen die Aktivitäten der HV auf das Kerngeschäft Hochspannungs-Prüftechnik konzentriert werden. HV beabsichtigt daher die Einstellung des Produktgeschäfts mit E-Spulen. Das zugehörige Tauchkernspulen-Wissen soll jedoch weiterhin für Zwecke der Resonanzdrosselspulen für die Prüftechnik bei HV Verwendung finden, weshalb sämtliche Design-Rechte auch der HV verfügbar bleiben müssen.

HV ist daran interessiert, das Geschäft mit E-Spulen einem kompetenten Hersteller zu übertragen, um für die HV-Kunden das Kundenservice und die Weiterbelieferung sicherzustellen.

TA ist kompetenter Anbieter von Komponenten und Systemen für die Erdschlusslöschung und ist daher an der weitestgehenden Übernahme und Fortführung des E-Spulen-Geschäfts von HV interessiert.

Abschnitt 2 Begriff des Know-hows

“Know-how” im Sinne dieses Vertrages ist das geheime und wesentliche HV-Tauchkernspulenprinzip auf Basis der Siemens-Konstruktion ausschließlich im Hinblick auf die Anwendung für

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die Erdschlusslöschung. Zum Know-how gehören das Grundkonzept der Konstruktion, beinhaltend die technischen Dimensionierungs- und Ausführungsrichtlinien (wie zB für magnetische Induktionen, Spannungsbeanspruchungen, Erwärmungen, Betriebs- und Verstellgeräusche und ähnliches), die Detailkonstruktion mit Materialspezifikation und die dazugehörigen Bezugsquellen, die angewandten Prüfmethoden zum Nachweis der Funktionalität, die Betriebs- und Inbetriebsetzungsrichtlinien sowie etwaige Installationsvorschriften. Nicht zum Know-How zählt die zwischenzeitlich aus der ursprünglichen Siemens-Konstruktion heraus weiterentwickelte, aber nur geringfügig vermarktete, eigenständige HV-Konstruktion. Das so identifizierte Know-how ist von HV in den in den Abschnitten 6.1 und 6.2 angeführten Zeitpunkten und auf die dort angeführte Weise an TA zu übergeben.

Abschnitt 3 Lizenzgewährung

3.1 HV gewährt TA nach Maßgabe des Abschnitts 3.3 die ausschließliche Lizenz, das Know-how weltweit zur Herstellung und zum Vertrieb von Produkten für die Erdschlusslöschung zu nutzen. TA ist berechtigt, für das Know-how uneingeschränkt — ohne dafür Zahlungen über die im Abschnitt 7.1 erwähnten hinaus leisten zu müssen — Unterlizenzen an Unternehmen zu gewähren, an denen die oberste Holdinggesellschaft von TA direkt oder indirekt mit mehr als 50% beteiligt ist, sofern diese Unternehmen nicht zu HV in Konkurrenz stehen und sich vor Gewährung der Unterlizenz gegenüber HV zur uneingeschränkten Einhaltung der TA nach diesem Vertrag treffenden Pflichten bekennen; die nach diesem Vertrag der HV obliegenden Auskunftspflichten bestehen nur gegenüber TA und nicht gegenüber etwaigen Unterlizenznehmern der TA.

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3.2 HV verpflichtet sich, während der Laufzeit dieses Vertrages weder weitere Lizenzen am Know-how noch Lizenzen an der HV-Konstruktion zu gewähren noch — mit der im Abschnitt 3.3 angeführten Ausnahme — selbst das Know-how und die HV-Konstruktion im Hinblick auf die Anwendung für die Erdschlusslöschung zu nutzen.

3.3 HV bleibt ungeachtet des TA im Abschnitt 3.1 gewährten Ausschließlichkeitsrechts am Know-how berechtigt, Lieferungen und Leistungen unter Nutzung des Know-hows und der HV-Konstruktion zu erbringen, soferne es sich um die Erfüllung von Gewährleistungsverpflichtungen und unentgeltliche Kulanzleistungen durch HV für von HV gelieferte bzw noch zulässiger Weise zu liefernde E-Spulen und um die Erfüllung etwaiger Lieferverpflichtungen über typenbezogene Bauteile aufgrund des im Abschnitt 1 angeführten Vertrages mit ELCO handelt.

3.4 Zur Vermeidung von Missverständnissen wird klargestellt, dass das Know-how und die HV-Konstruktion nicht die Rechte an den Konstruktionen für die Anwendung von Resonanzdrosselspulen für Prüfzwecke erfassen, die bei HV verbleiben. HV kann diese Konstruktionen ausschließlich für diese Zwecke frei verwenden und fortentwickeln.

Abschnitt 4 Mängelhaftung

4.1 HV versichert, dass das Know-how richtig, vollständig, geheim, nicht offenkundig und Dritten nicht zugänglich gemacht worden ist, soferne diese Dritten nicht selbst durch eine Geheimhaltungsvereinbarung gebunden sind und das Know-how nicht nutzen dürfen.

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4.2 HV versichert weiters, dass keine Schutzrechte Dritter bestehen, die durch die Nutzung des Know-hows durch TA verletzt werden könnten.

4.3 Eine Haftung für die Freiheit von unwesentlichen Sachmängeln jeder Art wird von HV jedoch nicht übernommen.

Abschnitt 5 Einstellung der Nutzung des Know-hows durch HV

5.1 HV stellt nach Maßgabe des Abschnitts 3.3 die Vertriebsaktivitäten für Produkte, die auf der Grundlage des Know-hows, aber auch auf Basis der HV-Konstruktion, erzeugt werden, spätestens einen Monat nach dem “maßgeblichen Zeitpunkt” im Sinne des Abschnitts 12.2 (dieser Zeitpunkt einen Monat nach dem “maßgeblichen Zeitpunkt” wird nachfolgend kurz Stichtag 1 genannt) ein. Ab dem Stichtag 1 darf HV keinerlei Angebote für E-Spulen legen, die auf der Grundlage des Know-hows, aber auch auf Basis der HV-Konstruktion, erzeugt werden, doch ist HV berechtigt, zum Stichtag 1 bestehende Angebote von HV oder deren Vertriebspartner bis zum Ablauf der Bindefrist für solche Angebote zu bedienen.

HV versichert, dass zum Zeitpunkt der Unterzeichnung dieses Vertrages keine Rahmenlieferverträge über E-Spulen mit Kunden bestehen, und leistet Gewähr, dass bis zur Erlangung der Rechtswirksamkeit dieses Vertrages und danach HV auf Vertragsdauer (Abschnitt 9) keine Rahmenlieferverträge über E-Spulen mit Kunden abschließen wird.

5.2 Zum Stichtag 1 in den Büchern befindliche Aufträge werden von HV unter Berücksichtigung der vorgegebenen Lieferfristen gegenüber den Kunden erfüllt. Mit der Abarbeitung des letzten gemäß den Abschnitten 5.1 und 5.2 zugelassenen Auftrages beendet HV Konstruktion, Entwicklung, Produktion, Handel und Vertrieb

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von E-Spulen (nachfolgend Stichtag 2 genannt). Vom Stichtag 2 an wird HV den Handel und Vertrieb, die Konstruktion, die Weiterentwicklung, die Produktion und das Service von E-Spulen — auch Fremdprodukte beinhaltend — auf Vertragsdauer (Abschnitt 9) nicht betreiben. HV wird bemüht sein, dass der Stichtag 2 nicht mehr als 6 Monate nach dem Stichtag 1 liegt.

Abschnitt 6 Beurkundung des Know-hows und Kundeninformation

6.1 HV hat TA am Stichtag 1 das vollständig identifizierte und dokumentierte Know-how sowie eine vollständige und richtige Liste der Kunden zu übergeben, die die seit Oktober 1998 bis zum Stichtag 1 gelieferten E-Spulen, die auf der Grundlage des Know-hows, aber auch auf Basis der HV-Konstruktion, erzeugt worden sind, erworben haben. Diese Kundenliste hat auch die jeweiligen Lieferjahre, Stückzahlen, Leistung, Spannung, Type der E-Spulen, Firma/Namen des Bestellers, des Endkunden, der allenfalls bekannten aktuellen Ansprechpartner des Bestellers und des Endkunden, durchgängige Informationen zu Kundendienstaktivitäten wie zB Garantieleistungen, Kulanzregelungen und bezahlte Reparaturleistungen sowie überdies die auftragsspezifischen Ergebnisse der technischen Auslegungsberechnung (wie zB magnetische Induktionen, Spannungsbeanspruchungen, Erwärmungen, Betriebs- und Verstellgeräusche und ähnliches), Konstruktionszeichnungen mit Stücklisten samt Materialkennzeichnung zu enthalten. In Fällen, bei denen die Materialspezifikation vom Grundkonzept des Know-hows abweicht, sowie bei HV-Konstruktionen ist die Materialspezifikation samt Bezugsquellen (Lieferanten) auftragsspezifisch der TA zur Verfügung zu stellen. Die Übergabe erfolgt dergestalt, dass von TA benannte Mitarbeiter die entsprechend vorbereiteten Unterlagen in Dresden abholen, sich hierbei in die Art und Weise der Dokumentation einweisen lassen und den Erhalt der Unterlagen quittieren. Als allgemeines Format für die Übergabe des

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identifizierten und dokumentierten Know-hows und der Kundenliste wird Anlage 1 vereinbart, wobei deren Inhalt das Erfordernis der Vollständigkeit und Richtigkeit nicht einschränkt.

6.2 HV hat TA am Stichtag 2 eine — unter Berücksichtigung der Bedienung zum Stichtag 1 bestehender Angebote von HV oder deren Vertriebspartner vorzunehmende — Ergänzung des vollständig identifizierten und dokumentierten Know-hows und der vollständigen und richtigen Liste der Kunden zu übergeben, die die seit Oktober 1998 bis zum Stichtag 2 gelieferten E-Spulen, die auf der Grundlage des Know-hows und/oder auf Basis der HV-Konstruktion erzeugt worden sind, erworben haben. Im übrigen gilt Abschnitt 6.1 entsprechend.

6.3 Die HV-Kunden werden durch ein von HV und TA gemeinsam verfasstes und unterzeichnetes Informationsschreiben dahingehend informiert, dass HV die Produktion von E-Spulen eingestellt hat und TA das exklusive Nutzungsrecht übertragen wurde und dass dies auch der kontinuierlichen Weiterbelieferungsmöglichkeit, falls vom Kunden gewünscht, dienen soll. Für ausgesuchte Schlüsselkunden hat diese Informationserteilung durch ein Gespräch, an dem Repräsentanten von HV und TA teilnehmen, stattzufinden. Kundenanfragen über E-Spulen hat HV ab dem Stichtag 1 auf Vertragsdauer (Abschnitt 9) an TA weiterzuleiten.

Abschnitt 7 Leistungen von TA

7.1 TA leistet an HV Zahlungen in der Gesamthöhe von € 1,150.000,00 (in Worten: eine Million einhundertfünfzig-tausend Euro), erforderlichenfalls jeweils zuzüglich offen auszuweisender Umsatzsteuer, auf das Konto Nr 0000000000 der

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HV bei der Dresdner Bank AG, Dresden (BLZ 850 800 00) in folgenden Teilzahlungen zu folgenden Fälligkeiten:

7.1.1 € 950.000,00 (in Worten: neunhundertfünfzigtausend Euro) am Stichtag 1 Zug um Zug gegen Übergabe der gemäß Abschnitt 6.1 abzuliefernden Unterlagen,

7.1.2 die restlichen € 200.000,00 (in Worten: zwei-hunderttausend Euro) binnen einem Monat nach dem Stichtag 2, zu dem die Übergabe der gemäß Abschnitt 6.2 abzuliefernden Unterlagen erfolgt, Zug um Zug gegen Übergabe einer Vollständigkeitserklärung von HV, dass an TA sämtliche gemäß den Abschnitten 6.1 und 6.2 zu übergebenden Unterlagen ausgefolgt worden sind, und soferne eine Überprüfung der Bücher von HV durch einen von TA hierfür namhaft gemachten Wirtschaftstreuhänder, der auf Kosten von TA tätig wird und TA ausschließlich offen legen darf, ob sich HV an das in den Abschnitten 3.2 und 5.2 dieses Vertrages festgeschriebene Verbot gehalten hat und hält, der im übrigen aber zur Geheimhaltung verpflichtet ist, die Einhaltung dieser Vertragsbestimmungen durch HV erwiesen hat.

7.2 TA gibt die Bemühungszusage ab, auf eigene Rechnung und Gefahr den Kunden der HV bei Einigung über den Preis der Lieferung/Leistung mit den Kunden ein qualifiziertes Service und die Lieferung geeigneter Ersatzteile für die von HV und der Siemens AG Deutschland gelieferten E-Spulen anzubieten.

7.3 TA übernimmt im Rahmen ihrer Vertriebstätigkeit für Erdschlusslöschspulen die Betreuung der E-Spulen-Kunden von HV im gebotenen Umfang.

Abschnitt 8 Geheimhaltung

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8.1 HV und TA vereinbaren, das Know-how auf Vertragsdauer (Abschnitt 9) vertraulich zu behandeln und nicht an Dritte weiterzugeben.

8.2 TA verpflichtet sich darüber hinaus zur Geheimhaltung des Know-hows auch nach Beendigung dieses Vertrages.

Abschnitt 9 Vertragsdauer und vorzeitige Auflösung

9.1 Dieser Vertrag tritt mit Unterzeichnung durch beide Parteien in Kraft und läuft für die Zeit von 10 Jahren ab dem Tag der Unterzeichnung. Er endet sohin, ohne dass es einer Kündigung bedarf, mit dem Ablauf der zehnjährigen Vertragslaufzeit. Danach ist es TA untersagt, das Know-How kommerziell weiterzunutzen.

9.2 Im Falle der Verletzung einer wesentlichen Bestimmung dieses Vertrages durch eine Partei ist die jeweils andere Partei berechtigt, diesen Vertrag nach ergebnisloser Setzung einer Nachfrist von mindestens 14 Tagen mit sofortiger Wirkung vorzeitig aufzulösen.

Abschnitt 10 Keine Rechtsnachfolge

10.1 In Rechte und Pflichten der HV aus dem E-Spulen-Geschäft tritt TA nicht ein. Es findet auch kein Betriebsübergang oder Teilbetriebsübergang von HV an TA statt, weshalb TA auch nicht zur Übernahme von Anlagen, Lagerbeständen und/oder Personal oder zur Beteiligung an etwaigen Sozialplan-Kosten verpflichtet ist.

10.2 Alle im Zeitpunkt des Vertragsabschlusses bestehenden und bis zum Stichtag 2 eingegangenen vertraglichen Verpflichtungen

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von HV gegenüber Kunden, Lieferanten und anderen Geschäftspartnern sind ausschließlich von HV zu erfüllen.

Abschnitt 11 Kontrollrecht von TA

TA ist berechtigt, auf Vertragsdauer erforderlichenfalls einmal jährlich eine Überprüfung der Bücher von HV - ausgenommen die Gewinn- & Verlustrechnung sowie Bilanz — im Sinne des Abschnittes 7.1.2 vornehmen zu lassen.

Abschnitt 12 Anmeldung bei der Europäischen Kommission

12.1 Die Vertragsteile melden diesen Vertrag unverzüglich nach Vorliegen aller erforderlichen Informationen von HV und TA gemäß Artikel 4 der Verordnung (EG) Nr 240/96 der Kommission vom 31. Januar 1996 zur Anwendung von Artikel 85 Absatz 3 des Vertrages auf Gruppen von Technologietransfer-Vereinbarungen bei der Europäischen Kommission an. An der Vorbereitung dieser Anmeldung haben HV und TA aktiv zusammenzuwirken.

12.2 “Maßgeblicher Zeitpunkt” im Sinne dieses Vertrages ist der Tag, der dem früheren der folgenden Ereignisse unmittelbar folgt:

•	dem Ablauf der viermonatigen Widerspruchsfrist, ohne dass Widerspruch erhoben wurde, oder

•	dem Tag, an dem auch nur einer der Vertragsparteien die Zurücknahme eines erhobenen Widerspruchs durch die Europäische Kommission mitgeteilt wird.

12.3 Sollte die Europäische Kommission die Zurücknahme eines erhobenen Widerspruchs gegen die Freistellung davon abhängig machen, dass der Vertrag geändert wird, ist jede der Vertragsparteien

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in der Entscheidung darüber frei, ob sie einem solchen Änderungsbegehren entsprechen oder von einem Vertragsabschluss Abstand nehmen will.

12.4 Die Rechtswirksamkeit dieses Vertrages ist durch die Unterlassung der Erhebung oder die Zurücknahme eines Widerspruchs der Europäischen Kommission gegen die Freistellung im Sinne der im Abschnitt 12.1 näher bezeichneten Gruppenfreistellungsverordnung aufschiebend bedingt.

Abschnitt 13 Gesamter Vertrag

13.1 Dieser Vertrag stellt die gesamte Vereinbarung zwischen den Parteien dar. Änderungen zu diesem Vertrag, einschließlich dieser Bestimmung über den Formvorbehalt, bedürfen zu ihrer Rechtswirksamkeit der Schriftform.

13.2 Dieser Vertrag ist in zweifacher Ausfertigung in deutscher und englischer Sprache verfasst. Die englische Vertragsfassung gilt nur dem besseren Verständnis des Gesellschafters von TA. In sämtlichen Fällen geht die deutsche Fassung vor.

Abschnitt 14 Anwendbares Recht und Gerichtsstand

14.1 Dieser Vertrag unterliegt dem Recht der Bundesrepublik Deutschland. Die Bestimmungen des UN-Kaufrechts finden keine Anwendung.

14.2 Als ausschließlicher Gerichtsstand für allfällige Streitigkeiten aus diesem Vertrag wird die Zuständigkeit der für Linz, Oberösterreich, jeweils sachlich zuständigen Gerichte vereinbart.

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Abschnitt 15 Rückkaufoption der Siemens AG Deutschland

Der Siemens AG Deutschland steht im Zusammenhang mit dem im Einleitungssatz des Abschnitts 1 genannten Geschäft eine Rückkaufoption zu. HV versichert TA, dass die Siemens AG Deutschland HV bestätigt hat, ihre Rückkaufoption für den Fall nicht auszuüben, dass dieser Vertrag rechtswirksam wird.

Abschnitt 16 Allgemeines

Dieser Vertrag wird in zwei Ausfertigungen errichtet, von denen je eine der HV und der TA zukommt.

KNOW-HOW LICENSE AGREEMENT

concluded by and between

a)	HIGHVOLT Prüftechnik Dresden GmbH, Marie-Curie-Street 10, D-01139 Dresden (hereinafter referred to as HV), represented by its Managing Director, and

b)	Trench Austria GmbH, Paschinger Straße 49, A-4060 Linz-Leonding (hereinafter referred to as TA), represented by its Managing Director as follows:

Section 1 Preliminary statements

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HV has acquired the business of Siemens AG Deutschland regarding resonance reactors for test purposes and arc suppression coils (the latter are hereinafter referred to as ASC) in June of 1998 including the Siemens plunger core inductor designs (hereinafter referred to as Siemens design) and the production technology connected therewith, and has since been active in the fields of development, construction, production, sale and service on its own account. In the meantime the Siemens design has been further developed by HV (this is hereinafter referred to as HV design) that, such as the assumption of the original business, has partly been funded by public subsidies, but has only been marketed to a small extent regarding its further development. Furthermore there is an already terminated license agreement of HV with Messrs ELCO, Israel, in place dating from September 1995 with an addendum dating from February 2000 according to which HV still has, in principle, the obligation to comply with the exercise of options by ELCO in respect of certain types in case of new invitations to tender by Israel Electric Corporation. The subject supply obligation of HV only relates to the core and the magnetic return yoke for plunger core inductors of certain defined construction work.

Maschinenfabrik Reinhausen GmbH, Falkenstein Street 8, D-93059 Regensburg, is the sole shareholder of HV since November of 2002. In the course of the new strategic alignment the activities of HV shall concentrate on the core business of high voltage test engineering. HV, therefore, intends to terminate the business with ASC. The plunger core inductor knowledge connected therewith shall, however, continue to be used for purposes of the resonance reactors for test purposes by HV so that all design rights must also remain available for HV.

HV is interested in transferring the business with ASC to a competent producer so as to secure the customer service and the continued supply for the HV customers.

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TA is a competent supplier of components and systems for arc suppression and is, therefore, interested in the taking over and continuation of the AS reactor business of HV to the greatest extent possible.

Section 2 Definition of know-how

“Know-how” in the meaning of this Agreement is the secret and material HV plunger core inductor principle on the basis of the Siemens design exclusively relating to the application for arc suppression. The know-how consists of the basic concept of the construction, including the technical dimensioning and design instructions (such as e.g. for magnetic inductions, voltage stresses, thermal stresses, operational and core adjustment audible noises and the like), the detailed construction with the specification of the material and the appurtenant sources of supply, the examination techniques applied as evidence for functionality, the operating guidelines and the guidelines for putting into operation as well as rules for installation, if any. The know-how does not include the independent HV design that has, in the meantime, been developed based on the original Siemens design, but has only been marketed to a small extent. The know-how so identified shall be transferred from HV to TA at the points of time and in the way referred to in Sections 6.1 and 6.2.

Section 3 Granting of the license

3.1 Subject to Section 3.3 HV grants TA the exclusive license to use the know-how worldwide for the production and the sale of products for arc suppression. TA is entitled to grant sub-licenses without restriction – without having to effect payments

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therefore over and above the ones referred to in Section 7.1 – to enterprises in which the ultimate parent company of TA directly or indirectly holds a share of more than 50% under the condition that these enterprises are no competitors of HV and that they, prior to the granting of the sub-license, promise vis-à-vis HV unrestricted compliance with the obligations of TA under this Agreement; the information obligations of HV under this Agreement only exist vis-à-vis TA and not vis-à-vis sub-licensees of TA.

3.2 HV assumes the obligation, not to grant any further licenses regarding the know-how during the life of this agreement nor to grant licenses regarding the HV design nor – with the exception referred to in Section 3.3 – to use the know-how and the HV design itself regarding the application for arc suppression.

3.3 Irrespective of the exclusive right regarding the know-how granted to TA in Section 3.1, HV remains entitled to render supplies and services using the know-how and the HV design insofar as it concerns the compliance with warranty obligations and voluntary services by HV free of charge for ASC supplied by HV or permissibly to be supplied in future by HV and regarding the fulfilment of supply obligations, if any, regarding type related construction parts due to the agreement with ELCO referred to in Section 1.

3.4 For the avoidance of misunderstandings it is clarified that the know-how and the HV design do not include the rights to the constructions for the application of resonance reactors for test purposes that remain with HV. HV is free to use and to continue to develop these constructions exclusively for these purposes.

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Section 4 Liability for defects

4.1 HV represents that the know-how is correct, complete, secret, not evident and has not been made available to third parties unless these third parties are themselves bound by a non-disclosure agreement and are not entitled to use the know-how.

4.2 HV furthermore represents that no industrial property rights of third parties exist that could be impaired by TA’s use of the know-how.

4.3 HV, however, assumes no liability for the lack of minor material defects of whatever kind.

Section 5 Termination of the use of the know-how by HV

5.1 HV shall terminate its sales activities for products manufactured on the basis of the know-how, but also on the basis of the HV design, subject to Section 3.3 no later than one month after the “relevant date” as defined in Section 12.2 (this date one month after the “relevant date” is hereinafter referred to as Key Date 1). As of Key Date 1 HV is prohibited from making offers for ASC manufactured on the basis of the know-how, but also on the basis of the HV design; HV is, however, entitled to fulfil supply obligations resulting from offers of HV or its sales partners existing on Key Date 1 until the expiration of the commitment period for such offers.

HV represents that, at the point of time this Agreement is executed, no frame/blanket supply contracts with customers regarding ASC are in existence and warrants that HV will conclude no blanket supply contracts with customers regarding ASC

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until the validity of this Agreement has been achieved and thereafter during the life of this Agreement (Section 9).

5.2 Orders reflected in the books of HV on Key Date 1 shall be fulfilled by HV vis-à-vis its customers in compliance with the delivery periods agreed. Upon fulfilment of the last order permitted according to Sections 5.1 and 5.2, HV shall terminate the construction, development, production, trade in and sale of ASC (hereinafter referred to as Key Date 2). As of Key Date 2 HV shall, during the life of this Agreement (Section 9), not engage in the trade, sale, construction, development, production and service of ASC – including products of other manufacturers. HV will endeavour to arrange that Key Date 2 lies no more than 6 months after Key Date 1.

Section 6 Documentation of know-how and customer information

6.1 On Key Date 1 HV shall hand over to TA the fully identified and documented know-how as well as a complete and correct list of the customers who have purchased the ASC delivered between October 1998 and Key Date 1 that were manufactured based on the know-how, but also on the HV design. This customer list shall also include the respective years of delivery, numbers of items, performance, voltage, type of ASC, firm/name of the ordering party and the ultimate customer, of the present contact persons of the ordering party and the end customer, if known to HV, complete information regarding aftersales activities such as warranty performances, free servicing and paid for repairs as well as the individual results of the technical data calculation (such as, e.g., magnetic inductions, voltage stresses, thermal stresses, operational and core adjustment audible noises and the like), construction drawings with lists of items including identification of materials. In cases in which the specification of materials deviates from the basic

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concept of the know-how as well as in the case of HV designs the specification of material shall be made available to TA in an order specific manner including the sources of supply (suppliers). The handing over shall take place as follows: the employees nominated by TA shall fetch the documentation that has been prepared accordingly in Dresden, shall be instructed regarding the method of the documentation and shall confirm receipt of the documents. Enclosure 1 is agreed as general format for the handing over of the identified and documented know-how and of the customer list whereby the contents thereof do not restrict the requirements of completeness and correctness.

6.2 On Key Date 2 HV shall hand over to TA a supplement to the fully identified and documented know-how and of the complete and correct list of customers who have purchased the ASC supplied between October 1998 and Key Date 2 and manufactured on the basis of the know-how and/or on the basis of the HV design, taking into account the supplies based on offers of HV or its sales partners existing on Key Date 1. Section 6.1 shall apply accordingly.

6.3 The HV customers shall be informed by means of a letter jointly drafted by HV and TA and signed by HV and TA about HV having terminated the production of ASC, the transfer of the exclusive right of use to TA and the fact that this shall serve the purpose of continued supply, should the customer so wish. For certain key customers this information shall be effected by means of a meeting in which representatives of HV and TA participate. As of Key Date 1 and during the life of this Agreement (Section 9) HV shall direct queries regarding ASC to TA.

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Section 7 Obligations of TA

7.1 TA shall pay to HV amounts totalling € 1,150.000,00 (one million one hundred and fifty thousand Euros), if required plus openly shown turnover tax, to the account no. 0000000000 of HV with Dresdner Bank AG, Dresden (bank sort code 850 800 00) in the following part payments on the following due dates:

7.1.1 € 950.000,00 (nine hundred and fifty thousand Euros) on Key Date 1 against receipt of the documents to be handed over according to Section 6.1,

7.1.2 the remaining € 200.000,00 (two hundred thousand Euros) within one month after Key Date 2, on which date the handing over of the documents referred to in Section 6.2 shall take place, against the handing over of a management representation letter by HV that all documents to be delivered according to Sections 6.1 and 6.2 have actually been handed over and subject to an audit of the books of HV by an auditor nominated by TA who shall act at the expense of TA and may only disclose to TA the fact whether HV has complied and continues to comply with the prohibition laid down in Sections 3.2 and 5.2 of this Agreement, but who shall otherwise observe secrecy, has proved compliance with these provisions of the Agreement by HV.

7.2 TA agrees to endeavour to offer the customers of HV qualified service and the supply with suitable spare parts for the ASC supplied by HV and Siemens AG Deutschland, on its own account and at its own risk in case of agreement on the price of the supply/service.

7.3 Within the framework of its marketing activities for arc suppression coils TA will take care of the ASC customers of HV to the extent required.

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Section 8 Confidentiality

8.1 HV and TA agree to keep the know how confidential during the life of this Agreement (Section 9) and not to disclose it to third parties.

8.2 TA additionally assumes the obligation to keep the know how confidential even after termination of this Agreement.

Section 9 Life of the Agreement and premature termination

9.1 This Agreement enters into force upon the signing by both parties and shall stay in force for the 10 years following the date of signing. This Agreement therefore terminates without the requirement of a notice of termination upon the expiration of its ten year duration. Thereafter TA shall not continue to use the know how commercially.

9.2 In case a party to this Agreement violates a material provision thereof, the other party is entitled to terminate this Agreement prematurely with immediate effect after it has unsuccessfully granted an extension of not less than 14 days.

Section 10 No legal succession

10.1 TA does not enter into the rights and obligations of HV resulting from the ASC business. No transfer of all or parts of the business of HV to TA takes place for which reason TA is not under the obligation to take over any facilities, stock and/or staff of HV or to participate in costs of a social plan, if any.

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10.2 All contractual obligations existing at the point of time of the conclusion of this Agreement and entered into by HV vis-à-vis customers, suppliers and other business partners until Key Date 2 shall exclusively be met by HV.

Section 11 Controlling Right of TA

TA is entitled to arrange for an audit of the books of HV – except for the profit and loss accounts and the balance sheet – in the meaning of Section 7.1.2 once per year, if required, during the life of this Agreement.

Section 12 Notification to the European Commission

12.1 Immediately upon the availability of all required information from HV and TA, the parties to this Agreement shall notify this Agreement to the European Commission in accordance with Article 4 of the Commission Regulation (EC) No 240/96 of 31 January 1996 on the application of Article 85 (3) of the Treaty to certain categories of technology transfer agreements. HV and TA shall actively cooperate in preparing this notification.

12.2 “Relevant date” in the meaning of this Agreement is the day immediately following the earlier of the following occurrences:

•	the expiry of the opposition period of four months without opposition having been raised, or

•	the day on which one of the parties to this Agreement has been informed of the withdrawal of an opposition raised by the European Commission.

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12.3 Should the European Commission make the withdrawal of an opposition raised to the exemption dependent on an amendment of the Agreement, then each party to this Agreement is free in its decision whether to comply with such a demand for an amendment or to refrain from concluding this Agreement.

12.4 The validity of this Agreement is subject to the suspensive condition of non-opposition to the exemption or the withdrawal of the opposition against the exemption by the European Commission in the meaning of the block exemption regulation referred to in Section 12.1.

Section 13 Entire Agreement

13.1 This Agreement contains the entire agreement between the parties. Amendments to this Agreement, including this provision on the reservation regarding form, shall be valid only if made in writing.

13.2 This Agreement is made in duplicate in the German and English languages. The English version of this Agreement only serves the purpose of better understanding by the shareholder of TA. In any and all cases the German version shall prevail.

Section 14 Applicable Law and Venue

14.1 This Agreement shall be construed according to the laws of the Federal Republic of Germany. The CISG rules shall not apply.

14.2 The courts of Linz, Upper Austria, having jurisdiction as to the subject matter shall be the exclusive venue for any and all disputes resulting from this Agreement.

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Section 15 Repurchase option of Siemens AG Deutschland

In connection with the business referred to in the initial sentence of Section 1 Siemens AG Deutschland has been granted a repurchase option. HV assures TA that Siemens AG Deutschland has confirmed to HV not to exercise its repurchase option in case this Agreement comes into force.

Section 16 General

This contract is executed in duplicate, one executed copy to be furnished to HV and one to TA.

Regensburg, den/this 11 June 2003

/s/ Dr Bernd Kübler	/s/ Alfred Wittenhofer

HIGHVOLT Prüftechnik Dresden GmbH	Trench Austria GmbH